FOR IMMEDIATE RELEASE
For more information contact:
Dustin Luton, President and Chief Executive Officer
Jean M. Carandang, Chief Financial Officer
(626) 339-9663 x1207

SIMPLICITY BANCORP, INC. ANNOUNCES YEAR END EARNINGS

Covina, CA – August 12, 2013. Simplicity Bancorp, Inc. (the “Company”) (Nasdaq: SMPL), the holding company for Simplicity Bank (the “Bank”), reported net income of $6.2 million, or $0.76 per diluted share for the year ended June 30, 2013.  This compares to net income of $7.2 million, or $0.81 per diluted share for the year ended June 30, 2012.  Net income for fiscal 2013 decreased due primarily to a decrease in net interest income and an increase in noninterest expense, which were partially offset by an increase in noninterest income.

“We are pleased to report continued improvement in asset quality with significant declines in both delinquent loans and non-performing assets.  This improvement along with recoveries allowed for a reversal of $1.6 million in provision for loan losses during the quarter.  During fiscal 2013 we continued to execute on our strategy by launching our new brand, relocating and consolidating branches, providing online and mobile banking services, and converting three of the remaining four Financial Service Centers to full service branches with the goal of delivering exceptional service and convenience through better technology and enhanced service capacity,” said Dustin Luton, President and Chief Executive Officer of Simplicity Bancorp, Inc.   Luton continued, “We continue to execute on our strategic plan by deploying capital to build and deepen customer relationships. We also remain committed to reinvesting in the long term value of the Company through our stock repurchase programs.”

As previously reported, the Company successfully obtained the servicing of $128.5 million in loans previously serviced by two third party servicers.  Since obtaining the servicing rights, the Company took a proactive approach in managing problem loans by working directly with borrowers to negotiate loan modifications and short sales, and when necessary to initiate foreclosure proceedings.  As a result of these efforts, the Company experienced a decline in delinquent and non-performing loans in fiscal 2013. Delinquent loans, 60 days or more, decreased to $5.5 million or 0.79% of total loans at June 30, 2013 from $9.4 million, or 1.22% of total loans at June 30, 2012.  Non-performing loans decreased to $15.9 million, or 2.29% of total loans at June 30, 2013 as compared to $25.4 million, or 3.29% of total loans at June 30, 2012.  The decrease in non-performing loans was primarily attributable to short sales, pay-offs and non-performing loans returned to accruing status after the borrowers demonstrated a sustained period of performance, generally six consecutive months of timely payments, during the year ended June 30, 2013. The allowance for loan losses to non-performing loans was 35.45% at June 30, 2013 as compared to 29.54% at June 30, 2012.  The increase in the allowance for loan losses to non-performing loans was a result of the decrease in non-performing loans, partially offset by a decrease in the allowance for loan losses for the year ended June 30, 2013.

Net interest income decreased $1.6 million or 5.2% to $28.5 million in fiscal 2013 from $30.0 million in fiscal 2012. Net interest margin declined to 3.32% for the year ended June 30, 2013 from 3.42% for the year ended June 30, 2012.  The decrease in the net interest margin from the prior year was primarily due to a decline in the average yield on loans and securities available-for-sale as a result of the low interest rate environment, offset in part by the declines in the cost of funds on deposits and repayment of higher costing borrowings as they matured.

Provision for loan losses remained consistent at $250,000 for the years ended June 30, 2013 and June 30, 2012.  For the first three quarters of fiscal 2013 the provision was $1.9 million due to increased short sale activities and charge-offs on impaired loans resulting from the transfer of servicing of one-to-four family residential loans from two prior third party servicers.  In the fourth quarter this provision was partially offset by a $1.6 million provision reversal. The $1.6 million reversal of provision for loan losses for the quarter ended June 30, 2013 was primarily attributable to a $1.0 million recovery in connection with a settlement agreement on a delinquent multi-family loan in addition to continued improvement in asset quality. The provisions reflected management's continuing assessment of the credit quality of the Company's loan portfolio, which is affected by various trends, including current economic conditions.

Noninterest income increased $2.5 million, or 55.5% to $6.9 million for the year ended June 30, 2013 as compared to $4.4 million for the year ended June 30, 2012. The increase in noninterest income was due to $2.1 million in pre-tax gains on one-to-four family mortgage loans sold during the year ended June 30, 2013.

Noninterest expense increased $2.7 million, or 11.8% to $25.4 million for the year ended June 30, 2013 from $22.7 million for the year ended June 30, 2012.  The increase was primarily due to increases in salaries and benefits and advertising and promotional expenses. The increase in salaries and benefits expense was due primarily to employees hired in the areas of eCommerce, marketing and lending and included a lump sum severance payment to a former executive in the amount of $367,500.  Employees hired in eCommerce and marketing continue to focus on aligning marketing efforts under the Bank’s new name and brand launched in November 2012 and expanding customer relationships through enhanced delivery channels such as online and mobile banking. The Company also hired seasoned loan officers, underwriters and support staff in the one-to-four family mortgage loan origination department to accommodate increased loan origination and sale activity. The increase in advertising and promotional expenses was primarily a result of branding campaign efforts in relation to the new name.

Total assets declined to $867.4 million at June 30, 2013 from $923.3 million at June 30, 2012 due primarily to a decrease in gross loans receivable, partially offset by an increase in cash and cash equivalents and loans held for sale.  Gross loans receivable combined with loans held for sale decreased $72.4 million, or 9.4%, to $699.8 million at June 30, 2013 from $772.2 million at June 30, 2012.  The decline was primarily attributable to principal repayments and payoffs in addition to the sale of newly originated conforming fixed rate loans in the secondary market.  Cash and cash equivalents increased to $85.7 million at June 30, 2013 from $66.0 million at June 30, 2012 due to the decline in loans.

FHLB advances decreased to $60.0 million at June 30, 2013 as compared to $80.0 million at June 30, 2012. The weighted average cost of FHLB advances was 1.64% at June 30, 2013 as compared to 2.33% at June 30, 2012.  Deposits decreased $28.2 million to $654.6 million at June 30, 2013 as compared to $682.9 million at June 30, 2012, primarily attributable to a decrease in certificate of deposit accounts due to non-relationship customers seeking higher yields as accounts reprice to lower offering rates.

Total stockholders’ equity represented 16.8% of total assets and decreased to $145.4 million at June 30, 2013 from $154.1 million at June 30, 2012.  The decrease in stockholders’ equity was primarily attributable to shares repurchased pursuant to the stock repurchase programs previously announced as well as cash dividends paid of $2.6 million, partially offset by an increase in retained earnings. For the year ended June 30, 2013, the Company repurchased 871,215 shares at an aggregate cost of $13.0 million with a weighted average price of $14.91 per share.  There are 266,781 shares in total remaining under authorized stock repurchase programs. Currently, the Bank meets all regulatory capital requirements established by bank regulators in order to be classified as a “well-capitalized” bank.

Except for the historical information contained in this press release, the matters discussed may be deemed to be forward-looking statements, within the meaning of the Private Securities Litigation Reform Act of 1995, that involve risks and uncertainties.  Forward-looking statements can be identified by the fact that they do not relate strictly to historical or current facts. They often include words like “believe,” “expect,” “anticipate,” “estimate” and “intend” or future or conditional verbs such as “will,” “would,” “should,” “could” or “may.” Forward-looking statements, by their nature, are subject to risks and uncertainties.  Certain factors that could cause actual results to differ materially from expected results include increased competitive pressures; changes in the interest rate environment; demand for loans in Simplicity Bank’s market area; adverse changes in general economic conditions, either nationally or in Simplicity Bank’s market areas; adverse changes within the securities markets; legislative and regulatory changes that could adversely affect the business in which the Company and its subsidiary are engaged; the future earnings and capital levels of Simplicity Bank, which would affect the ability of the Company to pay dividends in accordance with its dividend policies; and other risks detailed from time to time in the Company’s Securities and Exchange Commission filings.  Actual strategies and results in future periods may differ materially from those currently expected.  We caution readers not to place undue reliance on forward-looking statements. The Company disclaims any obligation to revise or update any forward-looking statements contained in this release to reflect future events or developments.

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
June 30, 2013
(Dollars in thousands, except per share data)

Selected Financial Condition Data and Ratios:	June 30, 2013	June 30, 2012
Total assets	$867,377	$923,330
Gross loans receivable	695,351	772,219
Allowance for loan losses	(5,643)	(7,502)
Loans held for sale	4,496	—
Cash and cash equivalents	85,674	66,018
Securities available-for-sale, at fair value	52,180	53,397
Total deposits	654,646	682,889
Borrowings	60,000	80,000
Total stockholders’ equity	145,438	154,148
Equity to total assets	16.77%	16.69%
Asset Quality Ratios:
Delinquent loans 60 days or more to total loans	0.79%	1.22%
Non-performing loans to total loans	2.29%	3.29%
Non-performing assets to total assets	1.84%	2.89%
Net charge-offs to average loans outstanding	0.29%	0.55%
Allowance for loan losses to total loans	0.81%	0.97%
Allowance for loan losses to non-performing loans	35.45%	29.54%

	Twelve Months Ended June 30,
Selected Operating Data and Ratios:	2013	2012
Interest income	$36,329	$40,629
Interest expense	(7,870)	(10,616)
Net interest income	28,459	30,013
Provision for loan losses	(250)	(250)
Net interest income after provision for loan losses	28,209	29,763
Noninterest income	6,902	4,439
Noninterest expense	(25,361)	(22,684)
Income before income tax expense	9,750	11,518
Income tax expense	(3,529)	(4,298)
Net income	$6,221	$7,220

Net income per share – basic and diluted	$0.76	$0.81
Return on average assets	0.69%	0.79%
Return on average equity	4.16%	4.57%
Net interest margin	3.32%	3.42%
Efficiency ratio	71.33%	65.89%

SIMPLICITY BANCORP, INC.
Selected Financial Data and Ratios (Unaudited)
June 30, 2013
(Dollars in thousands)

	At June 30,	At June 30,
Non-accrual loans:	2013	2012
Real estate loans:
One-to-four family	$4,372	$9,332
Multi-family residential	914	1,555
Commercial	1,500	1,578
Other loans:
Automobile	14	—
Home equity	—	37
Other	4	3
Troubled debt restructurings:
One-to-four family	5,938	9,388
Multi-family residential	633	871
Commercial	2,545	2,636
Total non-accrual loans	15,920	25,400

Real estate owned and repossessed assets:
Real estate:
One-to-four family	—	669
Multi-family residential	—	—
Commercial	—	610
Other:
Automobile	35	—
Home equity	—	—
Other	—	—
Total real estate owned and repossessed assets	35	1,279
Total non-performing assets	$15,955	$26,679
Total accruing troubled debt restructurings:	$6,570	$810

	Loans Delinquent :
	60-89 Days		90 Days or More		Total Delinquent Loans
Delinquent Loans:	Number of Loans	Amount	Number of Loans	Amount	Number of Loans	Amount
At June 30, 2013
Real estate loans:
One-to-four family	3	$970	5	$1,751	8	$2,721
Multi-family residential	1	198	—	—	1	198
Commercial	1	2,545	—	—	1	2,545
Other loans:
Automobile	—	—	1	14	1	14
Home equity	—	—	—	—	—	—
Other	1	2	2	4	3	6
Total loans	6	$3,715	8	$1,769	14	$5,484

At June 30, 2012
Real estate loans:
One-to-four family	4	$1,787	17	$6,815	21	$8,602
Multi-family residential	—	—	1	744	1	744
Commercial	—	—	—	—	—	—
Other loans:
Automobile	3	21	—	—	3	21
Home equity	—	—	—	—	—	—
Other	12	1	2	3	3	4
Total loans	19	$1,809	20	$7,562	28	$9,371